                                     Filed pursuant to Rule 424(c) and 424(b)(3)
                                               Registration Statement 333-3282 D

PROSPECTUS SUPPLEMENT
Supplementing prospectus dated June 24, 1998

                          ONLINE SYSTEM SERVICES, INC.

                              SELLING SHAREHOLDERS

     The selling shareholders have indicated that the shares and warrants offered by this prospectus may be sold from time to time by them or by their pledgees, donees, transferees or other successors in interest. The following table sets forth:

     o    The name of each of the selling shareholders,

     o The number of shares of our common stock and our warrants beneficially owned by each of the selling shareholders as of April 26, 1999, and

     o The number and percentage of securities offered by this prospectus that may be sold from time to time by each of the selling shareholders.

     The shares of common stock and warrants offered by this prospectus consist of shares and warrants that each of the selling shareholders has the right to acquire upon the exercise of:

     o    Options to purchase shares at an exercise price of $8.10 per share,

     o Options to purchase warrants at an exercise price of $0.001 per warrant. Each two warrants entitle the selling shareholder to acquire one share of our common stock at an exercise price of $9.00 per share.

     In addition, under the registration statement of which this prospectus is a part we have registered an additional number of shares of our common stock that we may be required to issue to the selling shareholders as a result of any stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act of 1933. In the following table, we have calculated percentage ownership by assuming that all shares of common stock which the selling shareholder has the right to acquire within 60 days from the date of this prospectus supplement upon the exercise of options, warrants, or convertible securities are outstanding for the purpose of calculating the percentage of common stock owned by the selling shareholder.

     EBI Securities Corporation is a wholly owned subsidiary of Eastbrokers International Incorporated, a publicly held company. Each of the other selling shareholders is an employee of EBI Securities Corporation or one of its affiliates.

     There is no assurance that the selling shareholders will sell the shares offered by this prospectus.

------------------------------------------------------------------------------------------------------------------------
                                                                                Shares of Common      Percentage of
                                  Shares of Common         Shares of Common         Stock/IPO          Common Stock
                                  Stock/IPO Warrants           Stock/IPO         Warrants Owned     Owned Beneficially
Name of Selling                   Owned Beneficially       Warrants Offered     Beneficially After   Before Offering/
Shareholder                        Before Offering              Hereby              Offering          After Offering
------------------------------------------------------------------------------------------------------------------------

EBI Securities Corporation        12,039 / 6,693 (1)         10,039 / 6,693       2,000 / 0 (1)           * / *


Steven R. Hinkle                    44,721 / 27,814          32,721 / 21,814    12,000 / 6,000          * / *

Ralph D. Olson                      24,288 / 10,492          15,288 / 10,192       9,000 / 0            * / *

Joseph A. Lavigne                   15,589 / 10,593          15,439 / 10,293       150 / 300            * / *

Jacob P. Kuijper                    11,925 / 7,950           11,925 / 7,950          0 / 0              * / --

Other selling shareholders,
as a group (10 persons)             51,534 / 34,358          51,534 / 34,358         0 / 0              * / --

---------------
*    Less than 1% of shares outstanding.

(1) Does not include shares held by EBI Securities Corporation in its capacity as a market maker in our securities.


             The date of this propsectus supplement is May 4, 1999.